Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-137173) pertaining to the InnerWorkings, Inc. 2006 Stock Incentive Plan of our report dated March 23, 2007 with respect to the consolidated financial statements and schedule of InnerWorkings, Inc., that are included in the Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois

March 23, 2007